                                                                     EXHIBIT 6.1



                           ASSET PURCHASE AGREEMENT


                                 By and among


                        AKON PLASTIC ENTERPRISES, INC.,

                        an Ohio corporation as "Buyer",


                                      and


                         SANAR MANUFACTURING COMPANY,

                              an Ohio Corporation

                       a subsidiary of OurPet's Company,

                      a Colorado Corporation as "Seller"



                                March 31, 2000

                           ASSET PURCHASE AGREEMENT
                           ------------------------

     THIS ASSET PURCHASE AGREEMENT (the "Agreement") is entered into as of the last day of March, 2000 by and between AKON PLASTIC ENTERPRISES, INC., an Ohio corporation ("Buyer"), and SANAR MANUFACTURING COMPANY, an Ohio corporation ("Seller") a wholly owned subsidiary of OurPet's COMPANY a Colorado corporation.

                                   RECITALS
                                   --------

     A. Seller is engaged in the business of custom blow molding of plastics through its Sanar Manufacturing Company, subsidiary (the "Purchased Business").

     B. Pursuant to the provisions set forth in this Agreement, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, substantially all of the assets of Seller used in or related to the Purchased Business.

                                  PROVISIONS
                                  ----------

     NOW, THEREFORE, in consideration of the covenants, representations and warranties contained in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I
                                   ---------

                 Sale of Assets and Assumption of Liabilities
                 --------------------------------------------

     Section 1.01.  Purchased Assets.  Pursuant to the provisions set forth in
     -------------  -----------------
this Agreement, on the Closing Date (as defined in Section 3.01 below), Seller shall sell, convey, transfer, assign and deliver, or cause to be sold, conveyed, transferred, assigned and delivered, to Buyer, and Buyer shall purchase and acquire, all of the assets (other than the Excluded Assets specifically defined in Section 1.02 below) owned by Seller and used in the Purchased Business of every kind, character, and description, whether tangible, intangible and wheresoever located, whether carried on the books of Seller or not carried on the books of Seller due to having been expensed, fully depreciated or otherwise described more fully in Section 1.01 (n) below (all of such assets and leased equipment called the "Purchased Assets"), including, but not limited to, the following:

          (a)  Accounts Receivable. Except as provided herein, all rights of
               --------------------
               Seller or the Purchased Business to payment for goods sold or leased or for services rendered, whether or not earned by performance and howsoever evidenced, whether classified as uncollectible or otherwise written off by Seller, and all rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods (collectively, the "Accounts Receivable"); in connection therewith, Seller shall deliver to Buyer on the Closing Date a list and itemizations of Seller's Accounts Receivable as of the most recent practicable date;

          (b)  Inventory. All of Seller's inventory of raw materials, supplies,
               ---------
               packaging, components, samples, work-in-process, finished goods and other similar items, including any inventory warehoused on a third party's property or held on consignment and any unprocessed warranty items (collectively the "Inventory") including all obsolete virgin plastic, obsolete regrind plastic and obsolete molded parts; "obsolete" as used herein shall mean items not required in production or sold within a period of twelve months (the "Obsolete Inventory") except items which are reasonably expected to be used in production or sold at a point subsequent to such twelve month period;

          (c)  Machinery and Equipment.    All machinery and equipment to the
               ------------------------
     point of affixing to or resting on the structure, tools, certain molds listed on Schedule 1.01 (c), accessories, maintenance equipment,
               ------------- ----
     instruments, plant furniture, plant furnishings (excluding partition walls, excluding the interior maintenance building walls), computer software, and other tangible personal property owned and used by Seller in the operation of the Purchased Business, wherever located, including any of the foregoing purchased subject to any conditional sales or title retention agreement and including, but not limited to, such of the foregoing as are listed on
     Schedule 1.01 (c) attached hereto
     ------------- ---

          (d)  Prepaids, Credits  and  Deposits.    All prepaid expenses and
               ---------------------------------
     similar items including, but not limited to, and to the extent they are transferable, rebates, advertising allowances and credits owing from or payable by suppliers (but excluding prepaid city income taxes), and all security or other deposits as listed on schedule 1.01 (d);

          (e)  Leasehold Improvements.  All of Seller's rights in and to
               -----------------------
     leasehold improvements, including, but not limited to, those identified on
     Schedule 1.01 (e) attached hereto.  Buyer will make all reasonable attempts
     -----------------
     to minimize any damage to the building and if appropriate, patch all holes to the roof, walls and floor before vacating the building;

          (f)  Personal Property Leases.  All rights in, to and under all leases
               -------------------------
     of tools, furniture, machinery, supplies, equipment and other items of personal property entered into in the ordinary course of the Purchased Business which are listed in Schedule 1.01 (f) (the "Leased Personal
                                          ---------
     Property"); provided, however, that to the extent the assignment of any
                 --------- --------
     such lease or any claim or right or any benefit arising under or resulting from such lease (s) shall require the consent of another party, this Agreement shall not constitute an assignment of such lease (s) if an attempted assignment would constitute a breach of such lease (s), and, in lieu thereof, Seller shall cooperate with Buyer in any reasonable arrangement designed to provide Buyer the benefits under, or any claim or right arising under, such lease (s);

          (g)  Purchase Orders.  All rights in, to and under all contracts,
               ----------------
     agreements, purchase orders or work orders with vendors or suppliers of the Seller, purchase orders and work orders from customers of the Seller entered into in the ordinary course of the Purchased Business prior to the Closing Date, including all rights to assert claims and take action and receive damages in respect of breaches, defaults and other violations of such documents (collectively, the "Purchase Orders"); provided, however,
                                                           ------------------
     that to the extent the assignment of, or any claim or right or any benefit arising under or from, any such contract, agreement, purchase order, customer order or work order shall require the consent or approval of another party thereto, this Agreement shall not constitute an assignment thereof if an attempted assignment would constitute a breach thereof, and, in lieu thereof, Seller shall cooperate with Buyer in any reasonable arrangement designed to provide Buyer the benefits under such contract, agreement, purchase order, customer order or work order, or any claim or right arising thereunder;

          (h)  Licenses, Permits and Approvals.   To the extent legally
               --------------------------------
     assignable, all licenses, permits, franchises, certificates, approvals and other governmental authorizations currently held by Seller and necessary to own or lease and operate the Purchased Assets and to conduct the Purchased Business as it is presently conducted including, but not limited to, those licenses and permits listed in Schedule 1.01 (h); provided, however, that
                                    -----------------  -------- --------
     to the extent the assignment of any of the foregoing items requires the consent or approval of another party thereto, this Agreement shall not constitute an assignment thereof if an attempted assignment would constitute a breach thereof, and, in lieu thereof, Seller shall cooperate with Buyer in any reasonable arrangement designed to provide Buyer the benefits under such licenses, permits, franchises, certificates, approvals or other governmental authorizations;

          (i)  Intellectual Property. All patents, patent applications and
               ----------------------
     rights to patentable inventions and all reissues, divisions, continuations, continuations in part and extensions thereof; all service marks, trademarks, trade names, copyrights and licenses, and all registrations or applications relating thereto; all goodwill associated with any trademark, service mark or trade name; all inventions, trade secrets, know-how, formulae, computer programs and software, including Seller's rights in software licenses, patterns, plans, specifications, blueprints, manuals, designs and drawings and other confidential or proprietary information; and the right to sue and receive damages for past infringement or improper use or disclosure of any such items, including, without limitation, such of the foregoing as are listed on Schedule 1.01 (i) attached hereto (the
                                ------------- ---
     "Intellectual Property") provided, however, that to the extent the
                              -----------------
     assignment of any of the foregoing items of Intellectual Property require the consent or approval of another party thereto, this Agreement shall not constitute an assignment thereof if an attempted assignment would constitute a breach thereof, and, in lieu thereof, Seller shall cooperate with Buyer in any reasonable arrangement designed to provide Buyer the benefits under such contracts, agreement, purchase order, customer order or work order, or any claim or right arising thereunder. No Intellectual Property is to be obtained from OurPet's or Virtu Company, a wholly owned subsidiary of OurPet's (Virtu);

          (j)  Books and Records.  To the extent they existed as of December 31,
               ------------------
     1999, all books and records related to the Purchased Business including, but not limited to, property records, compliance records, employee training materials, purchasing and sales records, credit data, copies of personnel and payroll records, MSDS and OSHA Right to Know Book, accounting records, customer lists, supplier lists, parts lists, manuals, sales literature, catalogs, artwork and any similar items and copies of all income tax returns of Seller for the previous Five (5) years. Seller shall have the right to access the records transferred to the Buyer for a period of 5 years after the purchase date at the Buyer's place of business and during normal business hours. The Buyer will only be required to keep such records for a period of time as required by the statute of limitations and offer to the Seller any items prior their disposal;

          (k)  Name.  The name "Sanar Manufacturing Company" (the "Name") and
               ----
     all trade names or fictitious names used in connection with the Purchased Business;

          (l)  Goodwill. The goodwill of the Purchased Business as a going
               ---------
     concern;

          (m)  Insurance.  The insurance policy or policies listed on Schedule
               ----------                                             --------
     4.19 to this Agreement.
     ----

          (n)  Customer Molds.  All of Seller's right to possess and use molds
               ---------------
     of customers of the Purchased Business on the premises of the Purchased Business as of the Closing Date as listed and specified on Schedule 1.01
                                                                -------------
     (p) attached hereto; provided, however, that to the extent the use of the
     ---
     customer molds require the consent or approval of a customer, this Agreement shall not constitute a license to use such molds if such an attempted license would constitute a breach of an agreement with a customer, and, in lieu thereof, Seller shall cooperate with Buyer in any reasonable arrangement designed to provide Buyer the full right to use such customer molds; in connection therewith; Seller represents that it has furnished to Buyer prior to the date hereof, specimen copies of current customer purchase orders.

          Section 1.02.  Excluded Assets.    Seller shall not sell, convey,
          -------------------------------
     transfer, assign or deliver to Buyer, and Buyer shall not purchase or acquire, the following assets of Seller (the "Excluded Assets"):

               (a) Any real property, buildings or fixtures owned legally or equitably by Seller;

               (b)  The corporate minute books and stock records of Seller;

               (c) Those other assets of Seller which are listed specifically on Schedule 1.02 (c). including, but not limited to, office furniture,
             ------------------
          computer hardware, automobiles, advances to employees who are shareholders of Seller, and molds, tooling, fixtures, owned and used for the manufacturing of OurPet's products;

               (d)  Prepaid city income taxes;

               (e) Assets owned by stockholders of Seller and used by Seller, listed on Schedule 1.02 (g); and
                    -------------------

               (f) Cash. All cash and cash equivalents as of the Closing Date, including, but not limited to, petty cash;

               (g)  Certain Accounts Receivable. Accounts receivable due Seller
                    ---------------------------
                    and their respective molds listed in Schedule 1.02 (i) from such accounts receivable and security interest shall remain the property of the Seller for collection pursuant to
                    Section 2.10 hereof as Seller shall see fit, except as otherwise provided in Section 2.10.

               (h) Any proprietary rights or confidential information to products produced for OurPet's or its affiliates not including Sanar;

     Section 1.03. Assumed Liabilities. Subject to the terms and conditions set
     ----------------------------------
forth herein, on the Closing Date Buyer shall assume and agree to pay, honor and discharge the following specified liabilities or obligations of Seller and the Purchased Business (collectively, the "Assumed Liabilities") as calculated in accordance with generally accepted accounting principles applied on a consistent basis ("GAAP"):

          (a)  Purchase Orders.  The obligations to complete any Purchase Orders
               ----------------
     pending on the Closing Date; provided, that the Buyer shall not be obligated to assume and does not assume any Purchase Order placed by Seller with any of Seller's vendors or suppliers in excess of $5,000 unless such Purchase Order is listed on Schedule 1.03 (a);
                                 ------------- ----

          (b)  Trade Payables and Accrued Liabilities.   Those liabilities of
               ---------------------------------------
     Seller for trade and other payables and accrued liabilities arising in the ordinary course of the Purchased Business which are of a type, nature and amount consistent with Seller's historical accounting practices and financial statements as consistently applied and which are recorded on the books and records of Seller as of the Closing Date and listed in, or attached as a schedule to, the Post-Closing Statement of Net Assets less Liabilities referred to in Section 2.03 hereof; in connection therewith, Seller shall deliver to Buyer on the Closing Date a list and itemization of Seller's trade payables and accrued liabilities as of the most recent practicable date;

          (c)  Post-Closing Product Warranty and Liability.   Those obligations
               --------------------------------------------
     and liabilities to third parties for property damage, personal injury or death caused by products of the Purchase Business manufactured and sold on and/or after the Closing Date and any loss or damage from, or costs and expenses incurred in connection with, warranty claims arising out of business operations conducted, services performed or products manufactured or sold on or after the Closing Date;

          (d)  Customer Molds. Custody and care of all customer molds possessed
               ---------------
     and/or in which a possessory interest is claimed by Seller on the Closing Date, as listed on Schedule 1.01 (p)
                        ------------- ---

          (e)  Funded Bank Debt and Capital Leases. Any liabilities or
               ------------------------------------
     obligations for borrowed money or the deferred portion of the purchase price of any capital asset or under any capital lease or financing lease except Seller's debt to National Canada Business Corporation ("NCBC"). All of Seller's obligations are to be terminated at closing;

          (f)  Occupancy Obligations. All obligations and liabilities on the
               ----------------------
     part of Buyer, as an occupant of the premise located at 1300 East Street, Fairport Harbor, Ohio as of the Closing Date will be governed by the Buyer's lease agreement between the buyer and Sanar Manufacturing Company, dated March 31, 2000.

     Section 1.04. Excluded Liabilities. Except for the Assumed Liabilities,
     -----------------------------------
Seller and Buyer specifically acknowledge and agree that Buyer does not agree to
                                                                    ---
pay, assume, discharge or hold Seller harmless from any liabilities or obligations or of Seller or relating to Seller's operation of the Purchased Business, whether known or unknown, contingent or matured, disclosed or undisclosed pursuant to this Agreement, of any nature whatsoever, and howsoever and whenever arising (collectively the "Excluded Liabilities"). The Excluded Liabilities shall include, but not be limited to, the following:

          (a)  Transaction Costs. Any costs, expenses or liabilities of any
               ------------------
     nature incurred by Seller at any time in connection with this Agreement or the transactions contemplated hereby;

          (b)  Transfer Taxes. All state, local and foreign taxes, if any, due
               ---------------
     on account of the sale and transfer of the Purchased Assets which are lawfully and appropriately assessed or levied against Seller

          (c)  Other Taxes. Any liabilities relating to the payment of (1)
               ------------
     federal, state or local taxes imposed upon either Seller, or any of the Purchased Assets arising out of or measured by the earnings or income of Seller, (2) real property or personal property taxes arising out of the ownership of real estate or any Purchased Assets by Seller prior to the Closing Date or (3) any other taxes relating to Seller or the Purchased Business respecting periods ending before the Closing Date. It is acknowledged that Buyer is not responsible for taxes of the Seller arising from earnings or income prior to closing;

          (d)  Pre-Closing Product Warranty and Liability. Those obligations
               -------------------------------------------
     and liabilities to third parties for property damage, personal injury or death caused by products of the Purchase

     Business manufactured and sold prior to the Closing Date and any loss or damage from, or costs and expenses incurred in connection with warranty claims arising out of business operations conducted, services performed or products manufactured or sold prior to the Closing Date, Sanar will mark all molds on the Closing Day to indicate what was made after the Closing;

          (e)  Employee Benefit Plans.  All claims relating to (1) the
               -----------------------
     administration by Seller of any employee benefit plan (within the meaning of Section 3 (3) of the Employee Retirement Income Security Act of 1974, as amended) or other plan or policy respecting the employees of Seller, (2) the investment of assets, if applicable thereof, or (3) contributions required to be made by Seller thereunder;

          (f)  Unemployment Insurance.  Any liabilities or obligations for
               -----------------------
     unemployment insurance contributions or other charges or assessments prior to the Closing Date;

          (g)  Environmental Matters.   Except as otherwise provided in this
               ----------------------
     Agreement, liabilities for all environmental, wetlands or health and safety claims, costs or damages or for violation of Environmental Laws (as defined in Section 4.16 below) pertaining to the Purchased Assets or the Purchased Business, which relate to conditions existing or events occurring prior to the Closing Date, including, but not limited to, those relating to the Release of any Contaminants (as such terms are defined in Section 4.16 below);

          (h)  Litigation.   Any liabilities or obligations of Seller arising
               -----------
     from existing litigation or litigation arising out of, or relating to, an occurrence or event happening on or prior to the Closing Date;

          (i)  Employee Claims.  Any liabilities or obligations to current or
               ----------------
     former employees of Seller which relate to (1) health and safety claims resulting from exposure to any hazardous conditions in the workplace, existing or occurring prior to the Closing date or (2) claims of discrimination, harassment, unlawful termination or other employee claims relating to events or occurrences prior to the Closing Date;

          (j)  Shareholder Advances. Any liability or obligation to repay
               ---------------------
               advances from shareholders of Seller including but not limited to past lease payments;

          (k)  Intracompany Payables. Any liabilities between Sanar, Virtu,
               ----------------------
               NAPRO, and OurPet's.

                                  ARTICLE II
                                  ----------

             Purchase Price. Adjustment and Receivables Collection
             -----------------------------------------------------

     Section 2.01.  Amount of the Purchase Price.  Subject to the terms of this
     --------------------------------------------
Agreement, on the Closing Date Buyer, in full consideration for the Purchased Assets, shall (a) assume the Assumed Liabilities as of the Closing Date, (b) pay to Seller the aggregate amount of $100,000 in cash (the "Cash Closing Amount") (which amount may be adjusted as described below), and (c) a cash amount equal to seller's outstanding debt to N.C.B.C. plus accrued interest after March 31/st/, 2000. The Cash Closing Amount shall be paid to Seller as follows:

     Date of Closing                             $25,000

     1/st/ Day of fourth month after Closing     $25,000

     1/st/ Day of seventh month after Closing    $25,000

     1/st/ Day of tenth month after Closing      $25,000


     The net of the Assumed Assets minus Assumed Liabilities will not be below
     -------------------------------------------------------------------------
($50,000).  The Seller will use all cash on hand as of the day prior to closing
------------
to pay current liabilities and reserve enough cash to pay accrued payroll and payroll taxes through the date of Closing. The cash accounts of the Seller as of the Closing Date shall be at $0 except for the $25,000 paid to the Seller by the Buyer.

     Section 2.02.  Payment of Purchase Price.   On the Closing Date, Buyer
     -----------------------------------------
shall (a) execute a Bill of Sale, Assignment and Assumption Agreement relating to the Assumed Liabilities and (b) pay the Cash Closing Amount to Seller, by wire transfer of immediately available funds for credit to the Seller, at a bank account or accounts designated by Seller in writing within ten days of the consumation of this transaction.

     Section 2.03.  Preliminary and Post-Closing Statements of Net Assets less
     -------------------------------------------------------------------------
Liabilities.  Based upon an audited physical count of inventory taken as of
------------
December 31, 1999 and the Seller's unaudited compiled financial statements as of the same date, the Seller has prepared a Computation of Preliminary Net Assets less Liabilities at Closing, in the form attached hereto as Exhibit 2.03 (the
                                                            ------------
"Preliminary Statement of Net Assets less Liabilities").   As used herein, the
term Net Assets less Liabilities is as defined in Section 2.07 below.

     Seller hereby represents that on the weekend immediately after to the Closing Date, Seller will take a spot physical count of Seller's inventory based on adjustments to the December 31, 1999 audited inventory on items presented by the Buyer to the Seller the day of the inventory. (Assumes signing Agreement and Closing simultaneously) Contemporaneous with such physical inventory, Seller has taken a physical survey of all goods (whether raw materials, packaging materials or other items of personal property) held on a consignment, sale-on-approval or any other similar repurchase, return or for use basis on behalf of customers (collectively the "Consigned Goods"), Schedule 2.03 attached hereto
                                                -------------
contains a list and description, by item or category but not quantified, of the Consigned Goods. Representatives of Buyer have been permitted to observe the taking of such physical counts.

     If in the sole opinion of the Buyer, the above referenced inventory is not reasonable, then within 24 hours after the Closing, Seller shall cause the independent certified public accountants of Seller, or another firm of independent certified public accountants acceptable to Buyer (in either event, "Seller's Accountants," regarding the Inventory and the Audit), to conduct an audit of the Seller's Inventory as of the Closing Date (the "Audit") within 5 working days of the Closing Inventory. The physical counts of Inventory conducted on the weekend immediately prior to the Closing Date as referred to in the previous paragraph shall be used by Seller's Accountants in conducting such Audit. Internal Accountants of Buyer and, if Buyer shall so elect, its independent certified public accountants, may observe the Inventory and Buyer, its internal accountants and other representatives, shall have full access to all books of account, work papers and other records and files of Seller and Seller's Accountants.

     Upon completion of the pre-inventory or Audit, which shall in no event be later than 45 business days after the Closing Date, Seller's Accountants shall prepare and deliver to Seller and Buyer its report on the Inventory of the Seller as of the Closing Date together with a revised statement of Net Assets less Liabilities (the "Post-Closing Statement of Net Assets less Liabilities") based thereon (which shall be prepared in the same format as the Preliminary Statement of Net Assets less Liabilities). The report on Inventory shall be prepared in accordance with the Statement on Auditing Standards No. 62 as issued
                                --------------------------------------
by the AICPA in April of 1989, and certified without qualification by Seller's Accountants substantially in the form of proposed report attached hereto as
Exhibit 2.03-1.   The Post-Closing Statement of Net Assets less Liabilities
---------------
shall be compiled in accordance with (i) the books and records of the Seller and
(ii) in a manner consistent with those accounting methods used in Seller's unaudited compiled financial statements. Notwithstanding any of the foregoing, the Post-Closing Statement of Net Assets less Liabilities shall not include (i) any assets which are not Purchased Assets, (ii) any Excluded Assets, (iii) any liabilities other than Assumed Liabilities or (iv) any liabilities retained by Seller including, without limitation, the Excluded Liabilities. All fees, costs and expenses of Seller, Seller's Accountants and other representatives incurred in connection with the Audit shall be borne by Seller. All fees, and expenses of Buyer, its accountants and other representatives incurred in connection with the Audit or the review and analysis thereof shall be borne by Buyer

     Section 2.04.  Adjustment to Post-Closing Statement of Net Assets less
     ----------------------------------------------------------------------
Liabilities.   Within forty-five  (45) business days after Buyer's receipt of
------------
the Post-Closing Statement of Net Assets less Liabilities, Buyer shall complete its examination of the Post-Closing Statement of Net Assets less Liabilities and shall deliver to Seller either a written acknowledgment of Buyer accepting the Post-Closing Statement of Net Assets less Liabilities or a written report of Buyer setting forth in reasonable detail any proposed adjustments to the Post-Closing Statement of Net Assets less Liabilities (the "Adjustment Report"). In the event Buyer fails to deliver such acknowledgment or Adjustment Report within the time period provided herein, the Post-Closing Statement of Net Assets less Liabilities shall be deemed to be correct and to have been finally determined for purposes of this Section 2.04 and Sections 2.05 and 2.06.

     Section 2.05.  Failure to Agree.   In the event Seller and Buyer fail to
     --------------------------------
agree on any or all of Buyer's proposed adjustments to the Post-Closing Statement of Net Assets less Liabilities contained in the Adjustment Report within twenty (20) business days after Seller receives the Adjustment Report, then the parties shall notify a certified public accounting firm mutually agreeable to the parties (the "Independent Auditors") of the need for their services. The Independent Auditors, acting as independent auditors and not for Seller or Buyer, shall make the final determination with respect to the correctness of the proposed adjustments in the Adjustment Report in light of the terms and provisions of this Agreement. The decision of the Independent Auditors shall be in writing and state the basis for the finding and shall be final and binding on Seller and Buyer. The costs and expenses of the Independent Auditors and their services rendered pursuant to this Section 2.05 shall be borne equally by Seller and Buyer, provided that the Independent Auditors determine the claims made by Seller or Buyer to have been made in good faith. In the event the Independent Auditors determine that a claim was not made in good faith, then the party advancing such claim shall bear the costs and expenses of the Independent Auditors with regard to that claim. If the parties are unable to agree on a firm of certified public accountants within the above-stated time period, they each agree to submit the selection of the firm of certified public accountants to make the final determination with respect to the correctness of the proposed adjustments in the Adjustment Report to the American Arbitration Association. The selection shall be made by the American Arbitration Association in accordance with Arbitration Rules for Professional Accounting and Related Services Disputes of the American Arbitration Association.

     Section 2.06.  Final Statement of Net Assets less Liabilities.  The term
     --------------------------------------------------------------
"Final Statement of Net Assets less Liabilities" shall mean the Post-Closing Statement of Net Assets less Liabilities delivered pursuant to Section 2.03 hereof, as adjusted, if at all, pursuant to Section 2.04 and/or 2.05 hereof, and the term "Settlement Date" shall mean the date on which such Final Statement of Net Assets less Liabilities is agreed to by the parties or determined by the Independent Auditors, as the case may be. During the twenty (20) days referred to in Section 2.05, or such longer period as the Independent Auditors may require to review the proposed adjustments as set forth in the Adjustment Report (not to exceed thirty (30) days from the date the Independent Auditors are retained hereunder), Buyer agrees to provide Seller and its representatives and the Independent Auditors with access, during Buyer's normal business hours and upon reasonable advance notice, to the books and records of the Purchased Business for the purpose of verifying or analyzing any proposed adjustments.

     Section 2.07.  Definition of "Net Assets less Liabilities".  As used herein
     -----------------------------------------------------------
the phrase "Net Assets less Liabilities" shall mean the difference between the total assets included in the Purchased Assets and the total liabilities included in the Assumed Liabilities, computed on a basis consistent with the computation of the Preliminary Statement of Net Assets less Liabilities. As to any accounting methods and procedures not specifically set forth herein, determinations of the Net Assets less Liabilities shall be made in a manner consistent with those accounting methods used in Seller's unaudited compiled financial statements.

     Section 2.08.  Adjustment to Purchase Price.
     --------------------------------------------

          (a) In the event that the amount of the Final Statement of Net Assets less Liabilities is less than the amount of the Preliminary Statement of Net Assets less Liabilities, then Seller shall pay Buyer the full amount of such deficit within ten (10) business days after the determination of the Final Statement of Net Assets less Liabilities, by wire transfer of immediately available funds to an account specified by Buyer. In the event that Seller does not pay to Buyer the full amount of such deficit within such period, Buyer shall have the right to offset such amounts against amounts payable to the Seller.

          (b) In the event that at any time subsequent to the Closing Date, a claim is made by a customer or former customer of either Seller or Buyer for the return of any Consigned Goods and it is impossible for Buyer to return the Consigned Goods pursuant to the customer's request because they were lost or missing prior to closing, Seller shall indemnify and hold harmless Buyer from any loss, cost, damage or expense incurred in connection with the request for return, unless Seller can demonstrate that the requested Consigned Goods were on hand and in good condition, confirmed as to the number consigned by the customer, as of the Closing Date. Such indemnification shall be without regard to the limits contained in Section
     13.01 (g) hereof and the obligation to indemnify shall survive the Closing Date for a period of five years. It is agreed that the amounts due Buyer from Seller pursuant to this indemnification if not paid within ten (10) business days of the date due may be set off against amounts due Seller. Letters will be sent to customers as part of the closing procedure to verify consigned goods and molds. Unless noted differently in the closing inventory, consigned goods will be assumed to be in good condition.

     Section 2.09.  Allocation of Purchase Price.   The Purchase Price shall be
     --------------------------------------------
allocated among the Purchased Assets in the manner required by Treasury Regulation (S)1.1060-1T and shall be as mutually agreed among Buyer and Seller in accordance with Schedule 2.09 attached. Buyer and Seller agree that: except
                   --------------
as otherwise required by law, (i) the Allocation shall be binding upon Buyer and Seller for all federal, state and local tax purposes and (ii) Buyer and Seller, if required, shall file with their respective income tax returns consistent IRS Form 8594 -- Asset Acquisition Statements Under Section 1060, including any required amendments thereto which will reflect the allocations set forth in the Allocation. The parties acknowledge that the allocation of the Purchase Price provided for in the Allocation is reasonable.

     Section 2.10. Collection of Accounts Receivable. Seller shall guarantee the
     -------------------------------------------------
collection of the Accounts Receivable by Buyer subject to the terms hereof.
From the Closing Date until a time ninety (90) days after the Closing Date (the "Receivable Collection Period"), Buyer shall use its reasonable best efforts consistent with normal business practices (except that instituting suit shall in no event be required) to collect the full amount net of discounts, rebates and allowances actually paid or granted in the ordinary course of business pursuant to agreed to terms or to the Accounts Receivable transferred to Buyer and, unless otherwise specifically designated by an account debtor thereof, all amounts collected by Buyer from such account debtor shall be applied in chronological order starting with the oldest Accounts Receivable owing from such account debtor. In connection with collecting such Accounts Receivable, Buyer shall be permitted to grant discounts for prompt payment so long as the same are substantially similar to those granted by Seller to its customers prior to the Closing Date, which discount practice is summarily described on Schedule 2.10. During the Receivable
                                   --------------
Collection Period, Buyer shall maintain accurate and complete records of the status of all the Accounts Receivable and shall provide Seller with a summary of any and all collections made or received at the end of every 30 day period and at the end of such period. To the extent Buyer collects an amount less than the face amount of all the Accounts Receivables as of the Closing Date (the "Receivables Amount"), Seller shall promptly, within ten (10) business days after the end of the Receivable Collection Period, pay to Buyer the full amount of such deficit and Buyer shall contemporaneously reassign to Seller any and all uncollected Accounts Receivable. To the extent Seller does not immediately pay to Buyer the full amount of such deficit within such period, Buyer shall have the right to offset such amount against amounts payable to Seller. Each party agrees to provide reasonable assistance to the other concerning the collection of receivables and to promptly remit to the other, within five (5) business days, any and all collections pertaining to the receivables that such party receives in contravention of this Section 2.10. Seller may identify itself as "formerly known as Sanar Plastics, Inc." in any action to collect reassigned and excluded accounts receivable. In connection with the collection of such reassigned account receivable, Seller shall use a law firm as may be acceptable to Buyer and shall provide Buyer with copies of all pleadings and other court papers and all relevant correspondence in connection with such collection proceedings.

                                  ARTICLE III
                                  -----------

                                    Closing
                                    -------
     Section 3.01.  The Closing.  The consummation of the transactions
     ---------------------------
contemplated by this Agreement (the "Closing") shall be held the Seller's offices located at 1300 East Street, Fairport Harbor, Ohio on the 31/st/ day of March, 2000

     The transactions contemplated by this Agreement shall be effective as of 11:59 p.m. on the Closing Date.

                                  ARTICLE IV
                                  ----------

                   Representations and Warranties of Seller
                   ----------------------------------------

     As an inducement to Buyer to enter into this Agreement, and to consummate the transactions contemplated by this Agreement, Seller represents and warrants to Buyer as follows:

     Section 4.01. Organization; Power. Seller is a corporation duly organized,
     ----------------------------------
validly existing and in good standing under the laws of the state of Ohio. Seller has all the requisite corporate power and authority to own, lease and operate its assets, to carry on the Purchased Business as it is now being conducted, and to enter into this Agreement and the agreements and documents contemplated by this Agreement or otherwise executed in connection herewith (collectively the "Acquisition Documents").

     Section 4.02.  Authority, No Violation, Etc.  The execution and delivery of
     --------------------------------------------
this Agreement and the other Acquisition Documents to be executed and delivery by Seller, and the consummation by Seller, respectively, of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action on the part of the Board of Directors and shareholders of each. This Agreement and the other Acquisition Documents to be executed and delivered by each constitute legal, valid and binding obligations of each, enforceable against each in accordance with their respective provisions and must be approved by the OurPet's board of directors. Except as specified on
Schedule 4.02. the execution and delivery of this Agreement and the other
--------------
Acquisition Documents, the consummation of the transactions contemplated thereby, or compliance by each of them with the provisions thereof, will not:

          (a) Conflict with or result in a breach of any provision of the Articles of Incorporation or Code of Regulations of Seller, or result in a default or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, lien, bond, mortgage, indenture, license, lease or other document, agreement or instrument evidencing any Material Contract (as defined in Section 4.11 below) to which either is a party or by which either, any of the Purchased Assets or the Purchased Business may be bound, except for such conflict, breach or default as to which valid waivers or consents have been obtained or the failure to so obtain would not have an adverse impact upon the Purchased Assets or the Purchased Business;

          (b) Violate any judgment, order, writ, injunction or decree of any court, administrative agency or governmental body applicable to Seller, the Purchased Assets or the Purchased Business and no action, suit or proceeding has been instituted or, to the best knowledge of either of them, is threatened to restrain or prohibit or otherwise challenge the legality or validity of the transactions contemplated by this Agreement; or

          (c) Cause, or give any person grounds to cause (with or without notice, the passage of time or both), the maturity of any liability or obligation of Seller to be accelerated or increased.

     Except as set forth in Schedule 4.02, all consents and approvals of third
                            --------------
parties and governmental authorities required in connection with the execution and delivery by Seller of this Agreement and the consummation by Seller of the transactions contemplated by this Agreement which, if not obtained, would have a adverse impact upon the Purchased Business or the Purchased Assets, have been obtained. Except as set forth in Schedule 4.02. Seller has given all notices to
                                         ------
governmental authorities and other third parties and taken all such other action required to be given or taken by Seller under any authorization, lease, note, mortgage, indenture, agreement or other instrument which, if not obtained, would have a adverse impact on the Purchased Business or the Purchased Assets, in connection with the transactions contemplated by this Agreement.

     Section 4.03.  Financial Statements.  Seller has furnished to Buyer true,
     ------------------------------------
correct and complete copies of the following financial statements (collectively referred to as the "Financial Statements") copies of which are attached as
Schedule 4.03:
--------------

          (a) The balance sheet of Seller as of December 31, 1996, 1997 and 1998 and the related statements of income (loss), retained earnings and cash flows for each of the years in the three year period ended December 31, 1998, as compiled by Seller's independent certified public accountants (collectively, the "Compiled Financial Statements"). The Compiled Financial Statements have been prepared from the books and records of Seller in accordance with GAAP applied on a consistent basis with prior years with the exception of the periodic valuation of inventory and except as provided therein and fairly present the financial position of Seller as of the respective dates thereof and the results of operations and cash flows of Seller for the years then ended.

          (a) The balance sheet of Seller as of December 31, 1999, and the related statement of income and retained earnings for the year-to-date periods then ended as compiled by Seller (collectively, the "Interim Financial Statements"). The Interim Financial Statements have been compiled from the books and records of Seller, fairly present the financial position of Seller as of the date thereof, and fairly present the results of operations and cash flows of Seller for the accounting period then ended.

          Except as set forth on Schedule 4.03 (b), Seller has no liabilities or
                                 ------------- ----
     obligations, fixed, contingent, accrued or otherwise, which are not reflected in the December 31, 1999 balance sheet or in the other Interim Financial Statements delivered since December 31, 1999 or referred to in the footnotes thereto except for nonmaterial liabilities or obligations incurred since December 31, 1999 in the ordinary and normal course of the Purchased Business of a type, nature and amount consistent with prior practice and except as otherwise referred to in Section 4.16 hereof and
     Schedule 4.16 hereto.
     -------------

     Section 4.04.  Tax Matters.  Except as set forth in Schedule 4.04 Seller
     ---------------------------                         -------------
has accurately prepared in good faith and has duly filed with the appropriate federal, state or local governmental agencies all tax returns or reports required to be filed by or on behalf of Seller with respect to the Purchased Business or the Purchased Assets. Except as set forth in Schedule 4.04. all
                                                          --------------
taxes owed to any governmental authority for or with respect to the periods covered by such returns and reports or with respect to any period (or portions thereof) ending on or before the date hereof and all interest, penalties, assessments and deficiencies connected therewith have been paid in full or adequately provided for as shown on the Financial Statements. Except as set forth in Schedule 4.04, Seller, to the best of its knowledge, has paid all taxes
         -------------
due and payable for the years 1994 through and including 1999 to the date of signing of this Agreement. Except as set forth in Schedule 4.04 Seller has not
                                                   -------------
executed or filed with any taxing authority any agreement extending the period for assessment or collection of any taxes. Seller is not a party to any tax sharing agreement or to any pending action or proceeding with respect to the Purchased Business or the Purchased Assets, nor, to the best of Seller's knowledge, is any such action or proceeding threatened by any governmental authority for the assessment or collection of taxes, and no deficiency notices or reports have been received by Seller in respect to any of its tax returns with respect to the

Purchased Business or the Purchased Assets. Within the past seven (7) years, Seller has not been subject to any tax audit relating to or arising out of Seller's business, operations or assets except as set forth on Schedule 4.04.
                                                               --------------

     Section 4.05. Absence of Changes or Events. Except as set forth in Schedule
     -------------------------------------------                        --------
4.05, and except otherwise referred to in Section 4.16 hereof and Schedule 4.16
-----                                                             -------------
hereof since December 31, 1999, the Purchased Business has been conducted only in the ordinary course and Seller, has not, with respect to the Purchased Business or the Purchased Assets:

          (a) Incurred any material obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except liabilities incurred in the ordinary course of the Purchased Business;

          (b) Mortgaged, pledged or subjected to lien, charge, security interest or any other encumbrance or restriction any of the Purchased Assets;

          (c) Sold, transferred, leased to others or otherwise disposed of any material amount of the Purchased Assets, except for inventory sold in the ordinary course of the Purchased Business;

          (d) Received any notice of termination of any contract, lease or other agreement, or suffered any damage, destruction or loss (whether or not covered by insurance) which, in any case or in the aggregate, has had a material adverse effect on the Purchased Business or Purchased Assets;

          (e) Encountered any labor union organizing activity, had any actual or overtly threatened employee strikes, work stoppages, slow-downs or lock-outs or had any material change in its relationship with any of its employees, salesmen, suppliers, customers or independent contractors;

          (f) Made any material change in the rate of compensation, commission, bonus or other remuneration payable, or paid or agreed to pay any bonus, extra compensation, pension, severance or vacation pay, to any shareholder, director, officer, employee, salesman or distributor other than regularly scheduled increases except as disclosed in Schedule 4.05 hereto;
                                                          -------------

          (g) Changed its accounting methods or practices (including, but not limited to, changes in depreciation or amortization policies or rates);

          (h)  Revalued any of its assets;

          (i) Instituted, settled or agreed to settle any litigation, action, proceeding or arbitration related to the Purchased Assets or the Purchased Business except for settlements of, or agreements to settle, labor grievances pursuant to which no material obligation or liability was incurred;

          (j) Failed to replenish its inventories or supplies in a normal and customary manner consistent with Seller's prior practices or made any purchase commitment other than in the ordinary course of the Purchased Business;

          (k) Entered into any material transaction, contract or commitment other than in the ordinary course of the Purchased Business;

          (1) Suffered any material adverse change in its financial condition, the Purchased Assets, its prospects or the Purchased Business;

          (m) Granted credit to any customer or distributor on terms or in amounts more favorable than those which have been extended to such customer or distributor in the past or otherwise changed Seller's policy with respect to the granting of credit;

          (n) Entered into any agreement, made any commitment or otherwise deferred or modified in any material respect Seller's historical policy or practices for the payment of the accounts payable; or

          (o) Accelerated the collection of any accounts receivable in a manner inconsistent with past practice of the Purchased Business;

          (p) Entered into any agreement or made any commitment to take any of the actions described in Subsections (a) through (o) inclusive of this
     Section 4.05; or

          (q) Disposed of any books and records related to the Purchased Business since December 31, 1994.


     Section 4.06.  Compliance with Laws; No Default.  Except as set forth in
     ------------------------------------------------
Schedule 4.06, Seller, is not in default or violation in any material respect
--------------
under (i) any note, lien, bond, mortgage, indenture, license, lease or other document or agreement evidencing any Material Contract or any consent order or other commitment included in the Purchased Assets or (ii) to the best of Seller's knowledge any law, rule, regulation, writ, injunction, order or decree of any court or any governmental department, commission, board, bureau, agency or instrumentality applicable to the Purchased Assets or the Purchased Business except as referred to in Section 4.07.

     Section 4.07.  Machinery and Equipment.  Except as disclosed in Schedule
     ---------------------------------------                         --------
4.07, all of the Machinery and Equipment owned or used in the Purchased Business
-----
is in essentially the same condition as when inspected by the Buyer and/or the Buyer's appraiser less normal wear and tear, and is, together with the other Purchased Assets to be transferred to Buyer hereunder, operable and adequate to carry on the Purchased Business as presently conducted. Seller will provide all maintenance records in Seller's possession of the past service performed and all available service and technical manuals in Seller's possession relating to the Purchased Machinery and Equipment. To the best of the Seller's knowledge, Seller represents and warrants the Machinery and Equipment conforms to all safety laws, codes, regulations and ordinances. Seller represents and warrants within the five year period prior to Closing Seller has not been fined or cited for any violation of safety laws or regulations except for as noted in Schedule 4.07.

     Section 4.08.  Real Property Occupancy.  SENK Properties, the owner of the
     ---------------------------------------
property, has no claims or causes of action against Seller arising out of Seller's use or occupancy of the premises. Seller acknowledges that its rights of occupancy of the warehouse and manufacturing premises terminate as of the Closing Date.

     Section 4.09.  Leased Personal Property.   Schedule 1.01 (f) contains a
     -------------------------------------------------------- ----
true, correct and complete list of all leases and other agreements under which Seller is a lessee with respect to the Purchased Assets or the Purchased Business, or holds or operates any tools, furniture, machinery, vehicles, equipment or other personal property owned by any other person and under which payments to such other person exceed One Thousand Dollars ($1, 000) per annum or for which the term of such lease arrangement is longer than one (1) year. No consent of any lessor of any items of Leased Personal Property is required in connection with the transactions provided for in this Agreement, except as set forth in Schedule 4.02.
         --------------

     Section 4.10.  Inventory.   Except as set forth on Schedule 4.10, and
     -------------------------                          ---------
except for those items of Inventory with respect to which an adjustment shall be made pursuant to Section 13.01 (g) hereof, no portion of Seller's Inventory of finished goods consists of items which are not merchantable or which are otherwise not usable or suitable for sale within a twelve month period after the closing date. The quantities of all lines of Inventory are merchantable, reasonable and appropriate in the present circumstances of the Purchased Business to the best of the Seller's knowledge.

     Section 4.11.  Material Contracts.    Schedule 4.11  hereto contains a
     ---------------------------------------------------
complete and correct list of all agreements, contracts and commitments (collectively, the "Material Contracts") of the following types, whether written or oral by which any of the Purchased Assets are bound or to which Seller, as the case may be, is a party and which relate to the Purchased Business:

          (a) mortgages, indentures, security agreements and other agreements and instruments relating to the borrowing of money by, Seller, in respect to the Purchased Business;

          (b) employment, consulting and agency agreements (other than oral employment arrangements terminable at will without liability on the part of the employer or upon payment of no more than applicable statutory or regulatory severance or termination benefits);

          (c)    collective bargaining agreements;

          (d)  sales agency,   manufacturer's   representative, distributorship
     or marketing agreements;

          (e) agreements, orders or commitments for the purchase of raw materials and supplies or contracted services, in each case involving payments or receipts in excess of $5, 000;

          (f)  licenses to or from others of Intellectual Property;

          (g) agreements or commitments for capital expenditures in excess of $5, 000 for any single project or related series of projects;

          (h) contracts or commitments to sell, lease or otherwise dispose of any assets other than in the ordinary course of the Purchased Business;

          (i) contracts or commitments, including royalty agreements, with any employee, director, officer or affiliate of Seller;

          (j) contracts or commitments limiting the freedom of Seller to compete in any line of business or in any geographic area or with any person;

          (k) any other agreements, contracts and commitments material to Seller or the Purchased Business as it may relate to the Purchased Business.

     Each Material Contract is valid, legally binding and enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization or similar laws and equitable principles affecting creditors' rights generally and Seller, has substantially complied with each of its obligations thereunder and is in compliance with the terms thereof. Seller has or will deliver to Buyer complete and correct copies of all written Material Contracts, together with all amendments thereto, and accurate descriptions of all oral Material Contracts.

     Section 4.12.  Accounts Receivable.  Except as set forth on Schedule 4.12
     -----------------------------------                         -------------
and the Retained Accounts Receivable in Section 1.02 (i), all of Seller's Accounts Receivable as of the date of this Agreement constitutes valid claims, which arose from bona fide transactions in the ordinary course of the Purchased
                 ----------
Business, and there is:

          (a) No Accounts Receivable debtor who has refused or threatened to refuse to pay its obligations for any reason;

          (b) No Accounts Receivable debtor who is insolvent, unable to pay its debts as they become due or in bankruptcy; and

          (c) No Accounts Receivable pledged to any third party except as set forth on Schedule 4.12.
              --------------

     Section 4.13.  Licenses and Permits. Except as set forth on Schedule 4.13
     ------------------------------------                        -------------
or Schedule 4.16, Seller possesses all licenses, permits, certificates,
   ---------
franchises, approvals and other authorizations necessary to own or lease and operate the Purchased Assets and to conduct the Purchased Business as presently conducted (the "Permits").

     Section 4.14.  Proprietary Information. Seller is not infringing upon any
     ---------------------------------------
trade names, trademarks, service marks, theme concepts, copyrights, patents, inventions, trade secrets, proprietary processes and formulae, or any other proprietary technical information the rights to which are owned by any other person.

     Section 4.15.  Title to the Purchased Assets. Seller owns all the
     ---------------------------------------------
respective Purchased Assets, free and clear of all liens, pledges, charges, security interests, encumbrances, rights of third parties or other interests of any kind or character (collectively "Liens"), except those Liens that will terminate prior to Closing. Seller has complete and unrestricted power and the unqualified right to sell, convey, assign, transfer and deliver the respective Purchased Assets to Buyer pursuant to the provisions of this Agreement. At the Closing, Buyer will receive good and marketable title to all the Purchased Assets, free and clear of all Liens of any nature whatsoever other than assumed liabilities for funded bank debt and capital leases under section 1.03 (e).

     Section 4.16.  Environmental Matters.   Schedule 4.16 contains a
     -------------------------------------   -------------
description of (i) all licenses, permits, regulatory plans and compliance schedules, together with the duration's and renewal dates thereof, which to Seller's knowledge relate to the Purchased Business, copies of which are attached to Schedule 4.16. and (ii) all litigation, investigations, inquiries
            --------------
and other proceedings, rulings, orders or citations with respect to the Purchased Business pending of which Seller has received notice, or, threatened by government officials with respect to the Purchased Business or the Purchased Assets, as the result of any actual or alleged failure of Seller to comply with any requirement of any Environmental Laws (as hereinafter defined).

Seller, except as disclosed on Schedule 4.16, has received all permits and
                               --------------
approvals, has kept all records and has made all filings required by applicable Environmental Laws with respect to emissions into the environment (including solids, liquids, and gases) and the proper disposal of such materials (including solid waste materials). Except as set forth on Schedule 4.16, the Purchased
                                                --------------
Business, the Purchased Assets and all operations thereof or thereon are to the best of the Seller's Knowledge, currently in compliance with all applicable Environmental Laws. Except as set forth in Schedule 4.16:. After review (i)
                                           --------------
none of the operations of the Purchased Business or any real property owned, leased or used by the Purchased Business is the subject of any federal, state or local investigation evaluating whether any Remedial Action (as hereinafter defined) is needed to respond to a Release (as hereinafter defined) of any Contaminant (as hereinafter defined) into the environment; (ii) Seller has not filed, nor has been required to file, any notice under federal, state or local laws indicating past or present treatment, storage or disposal of a Contaminant or reporting a spill or Release of a Contaminant at, on, under or about any property owned, leased or used by the Purchased Business; (iii) the operations of the Purchased Business do not involve the generation, transportation, treatment, storage or disposal of any amount of any Contaminant; (iv) Seller has not disposed of or otherwise Released any Contaminant by placing it in or on the ground or waters of any premises owned, leased or used by the Purchased Business; (v) no underground storage tanks or surface impoundments are located at, on, or under any real property owned, leased or used by the Purchased Business except those for which all requisite permits have been obtained and are in effect; and (vi) no lien in favor of any governmental authority for (A) any liability under any Environmental Laws or (B) damages arising from or costs incurred by such governmental authority in response to a Release of a Contaminant into the environment has been filed or to Seller's knowledge attached to any real property owned, leased or used by the Purchased Business.

     For purposes of this Agreement:

          (a) "Contaminant" means those substances which are regulated by or form the basis of liability under any Environmental Laws, including, but not limited to, asbestos, polychlorinated biphenyls ("PCBs") and radioactive or other hazardous wastes or substances;

          (b) "Environmental Laws" means all applicable federal, state or local laws, regulations or ordinances relative to air quality, water quality, solid waste management, hazardous or toxic substances or the protection of health or the environment, as these laws may have been amended or supplemented through the date of the Phase I or II Site Assessment, and any analogous statutes and the regulations promulgated pursuant thereto;

          (c) "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including the movement of any Contaminant or other substance through or in the air, soil, surface water, groundwater or property; and

          (d) "Remedial Action" means any action required under any Environmental Laws to (i) clean up, remove, treat or in any other way address any Contaminant or other substance in the indoor or outdoor environment, (ii) prevent the Release or threat of Release, or minimize the further Release of any Contaminant or other substance so it does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (iii) perform pre-remedial studies and investigations and post-remedial monitoring and care.

     Seller agrees to provide Buyer after Closing with (i) all safety data sheets in Seller's possession regarding materials brought into the Manufacturing Facility (as defined in Section 9.01 (f) below) and (ii) all available reports in Seller's possession relating to the Resource Conservation and Recovery Act, 42 U.S.C. (S)6901, et seq., the Comprehensive Environmental Response,
                   --
Compensation and Liability Act, 42 U.S.C. (S)9601, et seq. (as amended by the
                                                   -------
Superfund Amendments and Reauthorization Act of 1986) or any other Environmental Law.

     Seller agrees to hold harmless and safe the Buyer for all environmental matter associated with the purchased assets prior to the Closing Date.

     Section 4.17.  Compensation. Schedule 4.17 sets forth a true, correct and
     ------------------------------------------
complete list of all hourly employees of Seller and their wage rates, and all salaried employees of Seller who had during the twelve (12) month period ended December 31, 1999 received remuneration from Seller in excess of twenty-five Thousand Dollars ($25, 000) together with the current annual salary (including bonus) for each such person.

     Section 4.18.  Employee Matters.  Schedule 4.18 sets forth a true, correct
     -----------------------------------------------
and complete list of
all agreements with any of Seller's current or former employees to which Seller is a party or by which it is bound and in any such case pursuant to which Seller has any continuing obligations, including, but not limited to, any bonus, pension, profit sharing, deferred compensation, retirement, hospitalization, disability, insurance or similar plan, formal or informal, with respect to any of its employees (copies of which plans and related documents and employee information materials as amended to date have been or shall be made available to Buyer). Except as set forth on Schedule 4.18. Seller has no employees who are in
                               --------------
lay-off or who are on medical leave or disability as of the Closing Date.

     Section 4.19.  Insurance.  Schedule 4.19 sets forth a true, correct, and
     ----------------------------------------
complete list of all policies of liability, theft, fidelity, life, fire, product liability, health and other forms of insurance held by Seller with respect to the Purchased Business or the Purchased Assets, and specifies the insurer, amount of coverage, type of insurance and policy number. Schedule 4.19 also
                                                          --------------
sets forth any pending claims under such policies applicable to the Purchased Business or the Purchased Assets. The policies listed in Schedule 4.19 are
                                                          -------------
outstanding, in full force and effect, and all premiums due and payable with respect to such policies have been paid.

     Section 4.20.  Litigation; Product Liability; Product Warranty. Except as
     ---------------------------------------------------------------
set forth on Schedule 4.20 or 4.16, Seller has not been served with process in
             ----------------------
any litigation, suit, proceeding, action, and there is no claim or investigation, at law or in equity, pending or, threatened against the Purchased Business or affecting the Purchased Assets before any governmental authority, except for routine workers' compensation cases arising in the ordinary course of business and there are no facts known to Seller that might reasonably be expected to result in any such litigation, suit, proceeding, action, claim or investigation. Schedule 4.20-1 lists and describes substantially all of the
               ---------------
claims for workers compensation made by Seller's employees during the years 1994 through and including 1999 and to the date of this Agreement and lists and describes substantially all lost time accidents and injuries which have occurred during said periods, known to Seller and noted in Seller's files and records, together with copies of OSHA Form 200 filed to report such accidents and
injuries.   Except as set forth on Schedule 4.20 or 4.16, Seller, or the
                                   -------------
Purchased Business is subject to or in default with respect to any presently existing notice, order, writ, injunction or decree of any governmental authority. There are no product warranty or similar claim (s) relating to the Purchased Business except routine claims which, in the aggregate, are either immaterial in amount or are fully covered by insurance.

     Except as set forth on Schedule 4.20. there have been no warranty or charge
                            --------------
back claims outside the ordinary course of business and no product liability claims made against Seller, the Purchased Assets or the Purchased Business or in respect of products sold by Seller for the three (3) years prior to the date of this Agreement. Schedule 4.20 sets forth a true, correct and complete summary
                 -------------
of all of Seller's customer charge-backs over $10, 000 for defective products for the three (3) years prior to the date of this Agreement.

     Section 4.21.  Suppliers and Customers.  Schedule 4.21 sets forth a
     ------------------------------------------------------
complete and accurate list of the twenty (20) largest suppliers (by dollar volume) of products to Seller during the 12 month period ending on December 31, 1999, and indicates the existing contractual arrangements with each such supplier; the names of any sole-source supplier of any significant goods or services to Seller with respect to which practical alternative sources of supply are not available on comparable terms and conditions, indicating the contractual arrangements and/or standard terms of purchase and sale with each such supplier; and a complete and accurate list of the twenty (20) largest customers (by dollar volume) of Seller during the 12 month period ending on December 31, 1999, indicating the existing contractual arrangements and/or standard terms of purchase and sale with each such customer.

     Section 4.22.  Brokers' or Finders' Fees.  No agent, broker, investment
     -----------------------------------------
banker or other person or firm acting on behalf of Seller or any shareholder of Seller or under the authority of any of them, is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly from any of the parties in connection with any of the transactions contemplated hereby.

     Section 4.23.  Computer System.  The computer system software specific to
     -------------------------------
Sanar included in the Purchased Assets has performed all tasks required of it in
the normal course of the Purchased Business.   No licenses are required from
third parties to exercise any rights with respect to or use any related computer software, except for licenses provided to Seller with the computer software. Seller shall provide all source codes for any software sold to the Buyer.

     Section 4.24.  Intellectual Property.  Except as set forth on Schedule
     -------------------------------------                         --------
4.24, the Intellectual Property is owned by Seller and Seller has no actual
-----
knowledge that any Intellectual Property is not valid or in full force and effect and Seller has not received any notice or claim that any of the Intellectual Property is invalid or unenforceable by it or otherwise infringes, or is claimed to infringe, the rights of any third party. The Intellectual Property which is owned by Seller and the rights to the Name are owned free and clear of any license, sublicense, agreement, right, order, decree, stipulation,
or encumbrance other than those disclosed on Schedule 4.24 hereto.   Seller
                                             -------------
shall not use or disclose information regarding the Intellectual Property after the Closing Date. No Intellectual Property is to be obtained from OurPet's or Virtu.

     Section 4.25.  Accuracy of Information Furnished; Representations, and
     ----------------------------------------------------------------------
Warranties as of Date Hereof. Any information contained in this Agreement, the
-----------------------------
Schedules or Exhibits referred to in this Agreement, does not as of the date hereof contain any untrue statement of a fact and does not omit to state any fact necessary to make any such statement, in light of the circumstances under which such statement is made, not misleading. If an item is listed on a schedule, it need not appear on another schedule unless the omission is a material fact specific to the schedule for which that item is omitted.

     The representations and warranties contained in the foregoing Section 4.01 through Section 4.24 inclusive and in this Section 4.25 are made as of the date hereof, except as otherwise expressly indicated therein and be consistent with
Section 14.10.

                                   ARTICLE V
                                   ---------

                    Warranties and Representations of Buyer
                    ---------------------------------------

     As a material inducement to Seller to enter into this Agreement and to consummate the transactions contemplated by this Agreement, Buyer represents and warrants to Seller as follows:

     Section 5.01.  Organization; Power.  Buyer is a corporation duly formed,
     -----------------------------------
validly existing and in good standing under the laws of the State of Ohio. Buyer has all the requisite corporate power and authority to own, lease, and operate its business as it is now being conducted and to enter into this Agreement and the other agreements and documents of transfer contemplated by this Agreement.

     Section 5.02.  Authority, No Violation, Etc.  The execution and delivery of
     --------------------------------------------
this Agreement by Buyer and the consummation of the transactions contemplated by this Agreement including, but not limited to, the execution and delivery of the other agreements and documents to be executed and delivered by Buyer and the consummation of the transactions contemplated by such other agreements and documents, have been duly and validly authorized by all necessary corporate action on the part of the Buyer. This Agreement and the other agreements and documents to be executed and delivered by Buyer pursuant to the provisions of this Agreement constitute legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms and conditions. The execution and delivery of this Agreement, and the other Acquisition Documents the consummation of the transactions contemplated hereby, and compliance by Buyer with any of the provisions hereof, will not:

          (a) Conflict with or result in a breach of any provision of the Articles of Incorporation or Code of Regulations of Buyer, or result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, lien, bond, mortgage, indenture, license, lease, agreement or other instrument or obligation to which Buyer is a party, or by which any of its properties or assets may be bound, except for such conflict, breach, or default as to which valid waivers or consents have been obtained;

          (b) Violate any judgment, order, writ, injunction or decree of any court, administrative agency or governmental body applicable to Buyer or any of its properties or assets; or

          (c) Cause, or give any person grounds to cause (with or without notice, the passage of time or both), the maturity of any liability or obligation of Buyer to be accelerated or increased.

     All consents and approvals of third parties and governmental authorities required in connection with the execution and delivery by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated by this Agreement have been obtained.

     Section 5.03.  No Litigation.  No action, suit or proceeding has been
     -----------------------------
instituted or, to the best knowledge of Buyer, is threatened to restrain or prohibit or otherwise challenge the legality or validity of the transactions contemplated by this Agreement.

     Section 5.04.  Brokers' or Finders' Fees.  No agent, broker, investment
     -----------------------------------------
banker or other person or firm acting on behalf of Buyer or under Buyer's authority is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with any of the transactions contemplated hereby.

     Section 5.05.  Financing.  Buyer has the funds or has available commitments
     -------------------------
from creditworthy financial institutions to provide the funds required paying the Purchase Price and consummate the transactions contemplated hereby. The Buyer intends to pay or perform the Assumed Liabilities.

     Section 5.06.  Accuracy of Information Furnished; Representations. and
     ----------------------------------------------------------------------
Warranties as of Date Hereof. Any information contained in this Agreement does
-----------------------------
not as of the date hereof contain any untrue statement of a fact and does not omit to state any fact necessary to make any such statement, in light of the circumstances under which such statement is made, not misleading.

     The representations and warranties contained in the foregoing Section 5.01
                                                                   ------------
through Section 5.05 inclusive and in this Section 5.06 are made as of the date
        ------------                       ------------
hereof, except as otherwise expressly indicated in this Agreement.

                                  ARTICLE IX
                                  ----------

                                   Deliveries
                                   ----------

     Section 9.01.  Deliveries to Seller at the Closing.  At the Closing, and
     ---------------------------------------------------
simultaneously with the deliveries to Buyer specified in Section 9.02, Buyer
                                                         -------------
shall deliver or cause to be delivered to Seller the following:

          (a) The Cash Closing Amount and Bill and Assumption Agreement as provided in Section 2.02 above;

          (b) A Certificate of the Officers certifying the purchase and Good Standing of the company;

          (c) Non-Competition Agreement by and between Dr. Steven Tsengas, President of Seller duly executed by Buyer, in form and substance satisfactory to Seller and its counsel.

          (d) A certificate of the Secretary or Assistant Secretary of Buyer, certifying to Seller the adoption of appropriate resolutions by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other Acquisition Documents and the transactions contemplated thereby, and that such resolutions are in full force and effect as of the Closing Date; and

          (f) A Lease Agreement (the "Facility Lease") of the manufacturing and warehouse facility currently used by Seller for a monthly rent $9825 ($4.50/square foot, 26,200 square feet) plus utilities.

          (g) Form U-9, Application For Transfer of Workers' Compensation Account and

     Premium Obligation to Succeeding Employer, as prescribed by the Bureau of Workers' Compensation, duly executed by Buyer if allowed by law.

     Section 9.02.  Deliveries to Buyer at the Closing.  At the Closing, and
     --------------------------------------------------
simultaneously with the deliveries to Seller specified in Section 9.01, Seller shall deliver or cause to be delivered to Buyer the following:

          (a) A Bill of Sale and Assignment and Assumption Agreement duly executed by Seller in form and substance satisfactory to Buyer and its counsel;

          (b) UCC termination statements or similar instruments or documents duly executed by Seller's lenders and other creditors releasing their security interest in any and all of the Purchased Assets including, without limitation, all documents and instruments necessary to permit and effect the transaction contemplated hereunder;

          (c) Non-Competition Agreement, duly executed by Tsengas as referred to in Section 9.01 (c) above in form and substance satisfactory to Buyer and its counsel;

          (d) Certified copies of the resolutions adopted by the respective boards of directors Seller authorizing and approving the execution and delivery of this Agreement and the other Acquisition Documents and the performance by Seller of their respective obligations thereunder, and that such resolutions are in full force and effect as of the Closing Date;

          (e) A Certificate of the Officers approving the sales of the Assets and Good Standing of the company;

          (f) The Facility Lease in form and substance satisfactory to Buyer and its counsel;

          (g) Any other documents or instruments of conveyance and transfer as Buyer may reasonably request for the purpose of assigning, transferring, granting, conveying and confirming the Purchased Assets or any part of the Purchased Assets to Buyer, including, but not limited to, an amendment (duly executed and approved by Seller) to Seller's Articles of Incorporation providing for the change of Seller's corporate name to one dissimilar to the Name so as not to create confusion with Buyer's ongoing use of the Name, as well as all consents of Seller which are reasonably required in order to transfer to Buyer all of Seller's rights in and to the Name, any assignments necessary with respect to any Leased Personal Property and a separate assignment of the Intellectual Property;

          (h) Form No. U-9, Application For Transfer of Workers' Compensation Account and Premium Obligation to Succeeding Employer, as prescribed by the Bureau of Workers' Compensation, duly executed by Seller if allowed by law;

          (i)  List of trade payables and accrued liabilities pursuant to
     Section 1.03 (b);
          (j)  List of Accounts Receivable pursuant to Section 1.01 (a); and

          (k) A list of all goods consigned to the Seller, and the owner of the consigned good's affirmation of the quantities at Seller are correct set forth in Schedule
9.02 (k).

                                   ARTICLE X
                                   ---------

                      Additional Agreements of the Parties
                      ------------------------------------

     Section 10.01. Best Efforts.  Subject to the terms and conditions of this
     ----------------------------
Agreement, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to consummate the transactions provided for in this Agreement.

     Section 10.02. Further Assurances.  Seller after the Closing, without
     ----------------------------------
further consideration, shall execute, acknowledge, and deliver any further assignments, conveyances, and other assurances, documents and instruments of transfer, reasonably requested by Buyer, and shall take any other action consistent with the terms of this Agreement that may reasonably be requested by Buyer for the purpose of assigning, transferring, granting, conveying and confirming the Purchased Assets or any part of the Purchased Assets to Buyer. Seller agrees that it shall, upon the reasonable request of Buyer, use Seller's best efforts to obtain promptly all consents and authorizations of third parties and governmental authorities, to make all filings, and to give all notices to third parties which may be necessary or required after closing to give effect to the transactions contemplated by this Agreement.

     Section 10.03. Access to Records.  For a period of eight (8) years after
     ---------------------------------
the Closing Date:

          (a) Buyer shall retain, and Seller and its representatives shall have reasonable access to (including the right to make copies of), all of the books and records purchased by Buyer hereunder as part of the Purchased Assets, to the extent that such access may reasonably be required by Seller in connection with matters relating to or affected by the operation of the Purchased Assets or the Purchased Business prior to the Closing.

          (b) Seller shall retain, and Buyer and its representatives shall have reasonable access to (including the right to make copies of), all of the books and records of Seller relating to the Purchased Business or the Purchased Assets, to the extent such access may reasonably be required by Buyer in connection with matters relating to or affected by the operation of the Purchased Assets or the Purchased Business after the Closing. Seller and Buyer each shall be solely responsible for any costs or expenses incurred by it pursuant to this Section. After such eight-year period, all such records may be destroyed, except those books or records which either party specifically request be retained by the other party; provided,
                                                                ---------
     however, the cost of storing or delivering such retained books or records
     --------
     shall be borne by the party requesting such records be retained.

     Section 10.04. Employees.   All employees of Seller offered employment by
     -------------------------
Buyer will be considered "new hires" by Buyer. Seller will assist Buyer in hiring any employees of Seller who Buyer wishes to hire. Buyer will assume no past or future obligations of Seller to such new hires resulting from periods prior to the Closing Date, including, without limitation, any obligations to pay severance pay, unemployment liability or other benefits to such employees, and such obligations will be and remain obligations of Seller and considered Excluded Liabilities here-under, as the case may be, as will any similar obligations to any employees of Seller who are not hired by Purchaser. Notwithstanding the foregoing, Buyer agrees to offer employment to all non-shareholder employees on Seller's payroll at the close of business of the day immediately prior to the Closing Date. Buyer shall have in its sole discretion the ability to make all employment decisions regarding such employees after the Closing Date, including the decision to terminate any such employee and hire additional employees. Those employees of the Seller accepting employment of the Buyer will have their respective service time of employment carry forward to the Buyer. The Buyer will make a one time payment of Accrued Vacation pay at the time of Closing to employees of the Seller who do not accept employment with the Buyer and who have had vacation pay accrued for them by the Seller at the time of Closing, and will also pay the accrued vacation pay at time of Closing to employees of Seller who do accept employment with the Buyer when the employees take their vacations.

     Section 10.05. Checks and Drafts. Seller shall honor (whether presented
     ---------------------------------
before, on or after the Closing) all checks and drafts drawn by it on or prior to the Closing to pay trade payables and accrued expenses of Seller in conducting the Purchased Business in the ordinary course of business.

     Section 10.06. Bulk Sales Compliance.   Buyer shall waive compliance by
     -------------------------------------
Seller with the provisions of applicable bulk sales law; provided that Seller warrants and agrees to pay and discharge when due all claims of creditors which could be asserted against Buyer by reason of such non-compliance, except for claims which Buyer specifically assumes hereunder. Each of the parties hereto hereby agrees to indemnify and hold the other party harmless from, against and in respect of (and shall on demand reimburse the other party for) any loss, liability, cost or expense, including, but not limited to, reasonable attorneys fees, suffered or incurred by such party by reason of the failure of the other party to pay or discharge such claims for which it is responsible.

     Section 10.07. Consulting Agreement.   Seller agrees to provide the
     ------------------------------------
personal services of Dr. Steven Tsengas as an inducement to the Buyer to purchase the assets of Sanar. Tsengas will make himself available to the Buyer to perform all tasks necessary to the Buyer to allow for the orderly transition of assets, liabilities, and goodwill. These tasks may include, but are not limited to the following - sales account transition, inventory, machinery operation, computer software, and vendors. The time to be given to the Buyer is set forth in the following table:

     First month after closing:          30 hours

     Second month:                       20 hours

     Third month:                        15 hours

     Fourth month:                       10 hours

     Fifth month:                        8 hours

     Sixth month:                        8 hours

The total hours to be made available will be 91 hours. If the monthly hours are not used in the month set forth above, the available hours will carry forward to the next month. After the sixth month, if the hours have not been used, the Seller will have not further obligation to the Buyer. The Buyer will make all reasonable efforts to coordinate the time used to mutually benefit both Buyer and Seller's schedule.

     Section 10.08  Blow Mold and Injection Mold Purchase Agreement.  OurPet's
     ---------------------------------------------------------------
agrees to offer all of its blow and injection molding requirements to the Buyer for a period of three years after the Closing Date. OurPet's will provide quoting details to the Buyer first before providing the same information to any other potential supplier. OurPet's agrees to purchase these requirements from the Buyer as long as the Buyer's selling price, payment terms, delivery schedule and quality standards are equal to or better than any single competitive offer presented to OurPet's. OurPet's will disclose to the Buyer the competitive offer prior to purchasing goods from someone other than the Buyer. The Buyer has the right to refuse any purchase order from the OurPet's and will provide 2 business days notice to OurPet's of either acceptance or refusal of any purchase order.

                                   ARTICLE XI
                                   ----------

                           Endorsement Authorization
                           -------------------------

     Section 11.01. Endorsement Authorization. Effective as of the Closing Date,
     -----------------------------------------
Seller appoints Buyer its attorney-in-fact to open all mail relating to the Purchased Business addressed to Seller at the Facility and to endorse in the name of Seller any checks, drafts, or other instruments received in payment on account of the Purchased Assets. Buyer promptly will send to Seller all mail not relating to the Purchased Assets or the Purchased Business, and copies of all checks and stubs related to the Purchased Receivables within one week of their receipt by Buyer, except personal mail of any employee or former employee of the Purchased Business.

                                 ARTICLE XIII
                                 ------------

                                Indemnification
                                ---------------

     Section 13.01. Indemnification by Seller.   Subject to the limits provided
     -----------------------------------------
in Section 13.01 (h) of this Agreement and except to the extent such losses, damages, liabilities, settlements, judgments and penalties are covered by Available Insurance, as defined hereinafter, Seller shall indemnify, defend and hold Buyer, and its officers, directors, employees and shareholders and their respective successors and assigns (collectively, "Buyer's Indemnified Persons") harmless from and against all losses, damages, liabilities, settlements, judgments, penalties and reasonable costs and, court costs and any other litigation related expenses incident thereto, including lost profits and consequential damages (collectively, the "Indemnity Losses" and, individually, an "Indemnity Loss") actually incurred, as defined hereinafter, by any of Buyer's Indemnified Persons arising out of or in any way related to:

          (a) Any misrepresentation in or breach of the representations and warranties of Seller or the failure of Seller to perform in any respect any of its covenants or obligations contained in this Agreement or in any Exhibit, Schedule, certificate or other instrument, document or agreement furnished or to be furnished by Seller pursuant to this Agreement or in connection with the transactions contemplated by this Agreement;

          (b) Any actions, claims, suits or proceedings asserted by third parties alleging personal injury, property damage or business loss due to, arising out of or by reason of the design, manufacture or use of any products of the Purchased Business manufactured or sold prior to the Closing Date;

          (c) The Seller's sole responsibility is to guarantee the payment of the indemnity provided therein to the extent provided in this Article XIII, any Environmental Claim (as hereinafter defined) arising under any of the Environmental Laws or any Remedial Action arising pursuant to any of the Environmental Laws including, but not limited to, investigation, remediation or removal of any Contaminant (whether now located at the Facility or elsewhere), arising out of or based upon the operation of the Purchased Business or the use of the Purchased Assets, prior to the Closing Date and it is acknowledged that the disclosures made pursuant to Schedule
                                                                       --------
     4.16 or any attachment thereto shall in no way limit the right of any of
     ----
     Buyer's Indemnified Persons to indemnification under this Section 13.01 (d) with respect to any undisclosed environmental matters;

          (d) Any and all claims for compensation and other employee benefits (including, but not limited to, severance pay, out-placement benefits, disability benefits, health, retiree medical, tuition assistance, death benefits and pension and profit sharing plans and claims relating to employment or termination of employment) accruing prior to the Closing Date and not Assumed Liabilities;

          (e) Noncompliance with the provisions of any applicable bulk sales law in connection with the transactions contemplated hereby to the extent that claims of creditors are not expressly assumed by Buyer;

          (f) Any liabilities, obligations or expenses of Seller not expressly assumed by Buyer pursuant to the provisions of this Agreement; or

          (g) The Seller for Article XIII shall be defined as Sanar Manufacturing Company and OurPet's Company. If Sanar is unable to perform under Article XIII, OurPet's will assume any and all responsibilities, duties and obligation of Sanar.

          (h) Notwithstanding the foregoing, the Seller shall not be liable to the Buyer's Indemnified Persons for Indemnity Losses, as qualified below, until the total amount of the Indemnity Losses equal Fifty Thousand Dollars ($50,000) or more in the aggregate at which point all further Indemnity Losses, subject to the qualifications below, shall be indemnified.

          The maximum amount of the Seller's liability for all Indemnity Losses in the aggregate hereunder shall be limited to Two Hundred Thousand Dollars ($200,000) and shall be only for those Indemnity Losses actually incurred by the Buyer's Indemnified Persons within the first 5 years after the Closing Date or Indemnity Losses arising out of bona fide third party claims which have been asserted against any of Buyer's Indemnified Persons within the first 5 years after the Closing Date and about which the Buyer provides notice to the Seller within the first 6 years after the Closing Date. The foregoing limitations shall not apply to Indemnity Losses arising under subparagraph (f) or (g) of this Section 13.01 above.

          "Actually Incurred," when used in connection with an Indemnity Loss,
          -------------------
     means that such loss shall be deemed to be "actually incurred" when determined by the Buyer. The Buyer will in form the Seller in writing of such indemnity loss within one week of the Buyers determination.

          "Available  Insurance" means  any  policies  of  insurance maintained
          ----------------------------
     by Buyer or Seller of this Agreement and any other policies of insurance which are maintained, or have been maintained by Buyer or Seller, in its sole discretion, which provide coverage or are known to be required by law. Buyer and Seller will provide to each other copies of all applicable insurance policies.

          "Environmental Claim" means any notice of any violation, claim,
          ---------------------
     demand, abatement or other order or direction (conditional or otherwise) by any governmental authority or any person (other than Buyer's Indemnified Persons) for personal injury (including sickness, disease or death), tangible or intangible property damage, damage to the environment, nuisance, pollution, contamination or other adverse effects on the environment, or for fines, penalties or restrictions, resulting from or based upon (i) the existence, or the continuation of the existence, of a Release (including, but not limited to, sudden or non-sudden, accidental or non-accidental Releases) of, or exposure to, any substance, chemical, material, pollutant, Contaminant, odor or audible noise or other Release or emission in, into or onto the environment (including, but not limited to, the air, ground, water or any surface) at, in, by, from or related to the Purchased Business, the Facility, (ii) the environmental aspects of the transportation, storage, treatment or disposal of Contaminants or other substances in connection with the operation of the Purchased Business, the Facility or (iii) the violation, or alleged violation, of any statutes, ordinances, orders, rules, regulations, Permits or licenses as in effect on the date hereof or as of the Closing Date of or from any governmental authority, agency or court relating to environmental matters connected with the Purchased Business or the Facility Lease. Environmental Claims shall not include costs and expenses the Buyer may incur in the acquisition of any licenses, permits, regulatory plans, compliance schedules, etc., which may be necessary or desirable to conduct the Purchased

     Business on or after the Closing Date.

     Section 13.02. Indemnification by Buyer. Except to the extent that such
     ----------------------------------------
Indemnity Losses are covered by any insurance which may provide coverage for such loss, including without limitation, Available Insurance, Buyer shall indemnify, defend and hold Seller and its officers, directors, employees and shareholders and their respective successors and assigns (collectively "Seller's Indemnified Persons") harmless from and against any Indemnity Loss actually incurred by any of Sellers Indemnified Persons arising out of or in any way related to:

          (a) Any misrepresentation in or breach of the representations and warranties of Buyer or the failure of Buyer to perform any of its covenants or obligations contained in this Agreement or in any certificate or other instrument or document furnished or to be furnished by Buyer pursuant to this Agreement or in connection with the transactions contemplated hereby;

          (b)  [LEFT INTENTIONALLY BLANK]

          (c) The failure to pay Seller amounts owing from current or prior customers for receivables, but not with respect to certain accounts receivable listed in Section 1.02 (i), or inventory related to the release of customer molds held as security therefor in contravention of Buyer's obligations to collect accounts receivable and payment of inventories pursuant to Section 13.01 (i);

          (d)  The Assumed Liabilities; or

          (e) All claims, investigations, actions, suits, proceedings, demands, assessments, judgments, costs, and expenses, including reasonable attorneys' fees and expenses incident to the foregoing.

     Section 13.03. Notice.  If any of Seller's or Buyer's Indemnified Persons
     ----------------------
believes that he, she, or it has actually incurred any Indemnity Loss, such Indemnified Person shall so notify the indemnifying party in writing describing such Indemnity Loss, the amount thereof, if known, and the method of computation of such Indemnity Loss, all with reasonable particularity. If any action at law, suit in equity or administrative action is instituted by or against a third party with respect to which any Indemnified Person intends to claim any liability or expense as an Indemnity Loss under this Article XIII, such person shall provide written notice within three (3) business days to the indemnifying party of such action.

     In the event that Buyer shall provide notice as contemplated by the first paragraph of this Section 13.03 to Seller. The notice so furnished by Buyer shall contain a statement, or good faith estimate, of the Indemnity Loss and if the Indemnity Loss has not been actually incurred but is estimated, the basis for such estimate. Upon receipt of such notice, Seller shall have sixty (60) days in which Seller may pay the amount of the Indemnity Loss claimed or estimated by Buyer or, in the event that such Indemnity Loss is estimated based upon the commencement of a third party proceeding against Buyer, to settle the third party proceeding and pay the third party claim in full so that Buyer is released totally from such claim. If

Seller does not settle or pay the amount of the claimed Indemnity Loss within the sixty (60) day period following the giving of such notice in accordance with the preceding paragraph, Buyer shall have the right and option to pay the claim from funds owed to the Seller.

     Section 13.04. Defense of Claims.  The indemnifying party shall have
     ---------------------------------
twenty (20) business days after receipt of either notice referred to in Section
13.03 hereof to notify the indemnified party that it elects to conduct and control any legal or administrative action or suit brought or asserted by any person not a party to this Agreement against the indemnified party with respect to an indemnifiable claim. If the indemnifying party does not give such notice, the indemnified person shall have the right to defend, contest, settle or compromise such action or suit in the exercise of its exclusive discretion, and the indemnifying party shall, upon request from the indemnified person, promptly pay the indemnified person in accordance with the other terms and conditions of this Article XIII the amount of any Indemnity Loss resulting from its liability to the third party claimant. Provided, however, prior to the settlement or compromise of any such action or suit, the indemnified party shall notify the indemnifying party of the terms of the proposed settlement or compromise. The indemnifying party shall have the option to agree to the proposed settlement or compromise in which case it shall indemnify the indemnified party for such settlement or compromise to the extent of its obligation under Section 13.01 hereof. If, however, the indemnifying party does not agree to the terms of the proposed settlement or compromise, the indemnified party shall have the option to accept the proposed compromise or settlement, at its sole cost and expense, or to proceed to defend and contest the claim, in which case, should the ultimate non-appealable judgment exceed the amount of the proposed settlement or compromise which was rejected by the indemnifying party, the indemnifying party shall indemnify the indemnified party for the full amount of such judgment and costs and expenses of defense and, if the indemnifying party is the Seller, without regard to the maximum imposed by 13.01 (h). However, the amount of any such judgment and expense paid by the Seller shall be applied against the amount to which it is obligated to pay pursuant to Section 13.01 (h) hereunder. If, however, final non-appealable judgment or settlement or compromise is less than the amount of the rejected settlement or compromise, the indemnified party shall bear the cost and expense of defending such claim or proceeding and the indemnifying party shall indemnify the indemnified party only for the lower judgment or settlement or compromise. The amounts so paid by the indemnifying party shall be subject to all of the limitations of Section 13.01 (h).

     If the indemnifying party gives such notice of its election to conduct and control such action or suit, it shall have the right to undertake, conduct and control, through counsel of its own choosing (which counsel shall be satisfactory to the indemnified party in the reasonable judgment of the indemnified party) and at its sole expense, the conduct and settlement of such action or suit, and the indemnified person shall cooperate with the indemnifying party in connection therewith; provided, however, that (i) the indemnifying
                               ------------------
party shall not thereby permit to exist any lien, encumbrance or other adverse charge securing the claims indemnified hereunder upon any asset of the indemnified person, (ii) the indemnifying party shall not thereby consent to the imposition of any injunction against the indemnified person without the written consent of the indemnified person not to be unreasonably withheld, (iii) the indemnifying party shall permit the indemnified person to participate in such conduct or settlement through counsel chosen by the indemnified person, but the fees and expenses of such counsel shall be borne by the indemnified person except as provided in clause (iv) below, and (iv) upon a final determination of such action or suit, the indemnifying party shall agree promptly to reimburse (to the extent required under this Article XIII and subject to the limitations of Section 13.01 hereof) the indemnified person for the full amount of any Indemnity Loss resulting from such action or suit and all reasonable and related expenses incurred by the indemnified person, except fees and expenses of counsel for the indemnified person incurred after the assumption of the conduct and control of such action or suit by the indemnifying party. So long as the indemnifying party is contesting any such action in good faith, the indemnified person shall not pay or settle any such action or suit. Notwithstanding the foregoing, the indemnified person shall have the right to pay or settle any such action or suit, provided that in such event the indemnified person shall (i)
                --------
waive any right to indemnity therefor from the indemnifying party, (ii) no amount in respect thereof shall be claimed as an Indemnity Loss under this
Article XIII.

     Section 13.05. Cooperation.  If requested by the party controlling the
     ---------------------------
claim, the other party shall cooperate with the indemnifying party and its counsel in contesting any claim which the indemnifying party elects to contest or, if appropriate, in making any counterclaim against the person asserting the claim, or any cross-complaint against any person, and further agrees to take such other action as reasonably may be requested by an indemnifying party to reduce or eliminate any loss or expense for which the indemnifying party would have responsibility, but the indemnifying party will reimburse the indemnified person for any reasonable out-of-pocket expenses, exclusive of its attorneys' or consultants' fees, incurred by it in so cooperating or acting at the request of the indemnifying party.

     Section 13.06. Right to Participate.  The party controlling the claim shall
     ------------------------------------
afford the other party and its counsel the opportunity to be present at, and to participate in, conferences with all persons, including governmental authorities, asserting any claim against the indemnified person or conferences with representatives of or counsel for such persons.

     Section 13.07. Payment of Losses.  The indemnifying party shall promptly
     ---------------------------------
pay to the indemnified person in cash the amount of any Indemnity Loss to which the indemnified person may become entitled by reason of the provisions of this Agreement. In the event that Seller does not pay to Buyer the full amount of any Indemnity Loss to which Buyer is entitled to reasons of the provisions of this Agreement, Buyer shall have the right to offset such Indemnity Loss against amounts thereafter payable to the Seller. Any claim for which indemnification occurs under this Agreement shall be assigned (without recourse) to the indemnifying party. The parties covenant that any payment made pursuant to this
Article XIII will be treated by the parties on their respective tax returns as an adjustment to the Purchase Price. In the event that any indemnifying party hereunder does not pay to the indemnified party the full amount of any Indemnity Loss to which such indemnified party is entitled by reasons of the provisions of this Agreement, the indemnifying party shall pay the interest on the unpaid amount of the Indemnity Loss to the indemnified party from the time payment was originally due or payable, at the rate of 8% per annum.

     Section 13.08. Subrogation.  In the event of any payment by an indemnifying
     ---------------------------
party to an indemnified party in connection with any Indemnity Loss, the indemnifying party shall be subrogated to and shall stand in the place of the indemnified party as to any events or circumstances in respect of which the indemnified party may have any right or claim against any third party relating to such event of indemnification. The indemnified party shall cooperate with the indemnifying party in any reasonable manner in prosecuting any subrogated claim.

                                  ARTICLE XIV
                                  -----------

                            Miscellaneous Provisions
                            ------------------------

     Section 14.01. Confidential Nature of Information. Each party shall treat
     --------------------------------------------------
in confidence all documents, materials and other information which it shall have obtained regarding the other party during the course of the negotiations leading to the consummation of the transactions contemplated by this Agreement (whether obtained before or after the date hereof), and the preparation of this Agreement and other related Acquisition Documents. The obligation of each party to treat such documents, materials and other information in confidence shall not apply to any information which (a) such party can demonstrate was already lawfully in its possession prior to the disclosure thereof by the other party, (b) is known to the public and did not become so known through any violation of a legal obligation, (c) became known to the public through no fault of such party, (d) is later lawfully acquired by such party from other sources, (e) is required to be disclosed under the provisions of any federal, state or local statute or regulation issued by a duly authorized agency, board or commission thereof or
(f) is required to be disclosed by a rule or order of any court of competent jurisdiction.

     Section 14.02. Public Notices.  All notices to third parties and all other
     ------------------------------
publicity concerning the transactions contemplated by this Agreement shall be jointly planned and coordinated by Seller and Buyer and no party shall act unilaterally in this regard without the prior approval of Seller or Buyer, as the case may be, (which approval shall not be unreasonably withheld), except as follows:

          (a) In the case of Seller, for communications made in confidence to Seller's advisors, employees and creditors affected by such transactions;

          (b) In the case of Buyer, for communications made in confidence to Buyer's advisors and employees and financial institutions considering financing the proposed transaction; or

          (c)  Where required to do so by law.

     Section 14.03. Expenses.  Each of the parties shall pay all costs and
     ------------------------
expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement and the other Acquisition Documents, except as otherwise expressly provided for in this Agreement.

     Section 14.04. Headings. The subject headings of the Articles and Sections
     ------------------------
of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

     Section 14.05. Entire Agreement.  This Agreement, including the Exhibits
     --------------------------------
and Schedules referred to herein which form a part of this Agreement, and the other Acquisition Documents contain the entire understanding of the parties with respect to the transactions contemplated by this Agreement. There are no representations, warranties, covenants or undertakings other than those
expressly set forth or provided for in this Agreement.   This Agreement
supersedes the Preliminary Term Sheet executed by the parties, dated December 23, 1999, and all other agreements and understandings between the parties with respect to the transactions contemplated by this Agreement.

     Section 14.06. Modification  and Waiver.    No supplement, modification or
     ----------------------------------------
amendment of this Agreement shall be binding unless executed in writing by all the parties. The party for whose benefit a warranty, representation, covenant or condition is intended may in writing waive any inaccuracies in the warranties and representations contained in this Agreement or waive compliance with any of the covenants or conditions contained herein and so waive performance of any of the obligations of the other party hereto and any defaults hereunder; provided,
                                                                      ---------
however, that such waiver shall not affect or impair the waiving party's rights
--------
with respect to any other warranty, representation or covenant or any default hereunder, nor shall any waiver constitute a continuing waiver. No oral waivers shall be valid.

     Section 14.07. Counterparts.  This Agreement may be executed simultaneously
     ----------------------------
in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

     Section 14.08. Incorporation of Exhibits and Schedules.  All Exhibits and
     -------------------------------------------------------
Schedules attached to this Agreement are incorporated herein and made a part hereof in the same manner as if such exhibits and schedules were set forth at length in the text of this Agreement.

     Section 14.09. Successors.  This Agreement shall be binding on, and shall
     --------------------------
inure to the benefit of, the parties and their respective successors, assigns, debtors-in-possession and bankruptcy trustees.

     Section 14.10. Nature  and Survival  of  Representations. Warranties.
     ---------------------------------------------------------------------
Covenants and Indemnification.
------------------------------

          (a) Except as otherwise provided herein, all representations, warranties, covenants and obligations made by the Seller shall survive the Closing Date for a period of two (2) years, at which time such representations, warranties, covenants and obligations shall expire;
     provided, however, that notwithstanding the foregoing:   (i) the Seller's
     obligations with respect to indemnification as provided in Article XIII shall continue with respect to any matter for which indemnification had been properly sought prior to the expiration of such survival period and
     (ii) all representations, warranties and covenants as to the title of the Purchased Assets set forth in Section 4.15 shall survive for five (5) years, as to environmental matters set forth in Section 4.16, eight (8) years, and as to taxes set forth in Section 4.04, until the expiration of the applicable statute of limitations.

          (b) Except as otherwise provided herein, all representations, warranties, covenant and obligations made by the Buyer shall survive the Closing Date until the expirations of the applicable statutes of limitations.

          (c) Except for claims for fraudulent misrepresentations, the parties' remedies for breach of representations, warranties, covenants and obligations herein contained and all other rights and remedies of the parties for breach of this Agreement or in connection with any dispute arising from or out of this Agreement of the transactions effected hereby shall be exclusively governed by and exclusively limited to the causes of action and remedies provided for in this Agreement.

     Section 14.11. Notices.  All notices, requests, demands, and other
     -----------------------
communications to be given under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the third business day after mailing if mailed to the party to whom notice is to be given by certified or registered mail, return receipt requested, postage prepaid and properly addressed as follows:


If to Buyer:             Akon Plastic Enterprises, Inc.
                         2377 Enterprise East Parkway
                         Twinsburg, Ohio 44087
                         Attn.:  David F. Harman, President

With Copy to:            Amer Cunningham Brennan Co., LPA
                         Key Building, Sixt Floor
                         159 South Main Street
                         Akron, Ohio  44308-1322
                         Attn.: Andrew R. Duff, Esq.

If to Seller:            OurPet's Company, Inc.
                         1300 East Street
                         Fairport Harbor, Ohio 44077
                         Attn:  Steven Tsengas, President

With Copy to:            Seeley Savidge & Ebert
                         800 Banc One Center
                         600 Superior Avenue, East
                         Cleveland, Ohio 44114-2655
                         Attn:  Greg Seeley

     Section 14.12. Gender.  Any reference to the masculine gender shall be
     ----------------------
deemed to include the feminine and neuter genders unless the context otherwise requires.

     Section 14.13. Governing Law. This Agreement and all transactions
     -----------------------------
contemplated hereby shall be governed by, construed and enforced in accordance with the laws of the State of Ohio, without giving effect to the principles of conflicts of laws thereof.

     Section 14.14. Buyer not Successor.  Buyer agrees to assume only the
     -----------------------------------
liabilities set forth in this Agreement and, as between the parties hereto, Buyer does not agree to assume any other liabilities and does not agree hereby to be bound as a successor in interest to Seller or to any of Seller's employees as to any liabilities not specifically assumed by Buyer herein.

     Section 14.15. Severability.   In the event that any of the terms or
     ----------------------------
provisions of this Agreement
are determined to be unenforceable by any court of competent jurisdiction, the parties to this Agreement shall consider such terms or provisions amended and modified so as to eliminate such invalidity or unenforce-ability, and all other terms and provisions shall remain in full force and effect as originally written.

     Section 14.16.
     --------------

     Section 14.17. Ambiguities. Buyer and Seller acknowledge that this
     ---------------------------
Agreement and the other Acquisition Documents have been entered into in the context of free and understanding negotiations and are the product of individual bargaining, in a competitive market, between parties enjoying equal bargaining strength. In the event that a court is called upon to interpret any ambiguous provision in this Agreement or the other Acquisition Documents;

Buyer and Seller agree that the ambiguity shall not be construed against Buyer or Seller simply because Buyer or Seller, or their respective counsel, may have drafted such provision.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

BUYER:                                   SELLER:
------                                   -------

Akon Plastic Enterprises, Inc.           Sanar Manufacturing Company, Inc.

By: /s/ David F. Harman                  By: /s/ Steven Tsengas
    --------------------------               -----------------------------
Name: David F. Harman                    Name: Steven Tsengas
Title: President                         Title: President